[FHLBank Atlanta logo]

News Release
July 29, 2014

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Announces Second Quarter 2014 Operating Highlights

ATLANTA, July 29, 2014 — Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the second quarter of 2014. All numbers reported below for the second quarter of 2014 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about August 8, 2014.

The Bank reported net income of $62 million for the second quarter of 2014, a decrease of $24 million from net income of $86 million for the second quarter of 2013. As of June 30, 2014, the Bank had total assets of $128.9 billion, an increase of $6.6 billion, or 5.42 percent, from December 31, 2013. The Bank's advances were $95.1 billion as of June 30, 2014, an increase of $5.5 billion from December 31, 2013.

The Bank's retained earnings balance was $1.7 billion as of June 30, 2014, an increase of $51 million, or 3.07 percent, from December 31, 2013. Capital stock was $4.9 billion as of June 30, 2014 and December 31, 2013.

The Bank's second quarter 2014 performance resulted in an annualized return on equity (ROE) of 3.81 percent as compared to 5.61 percent for the second quarter of 2013. The ROE spread to average three-month LIBOR decreased to 358 basis points for the second quarter of 2014, compared to 533 basis points for the second quarter of 2013. The Bank continues to meet its regulatory capital requirements.

-MORE-

Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

Statements of Condition	As of June 30, 2014	As of December 31, 2013
Investments	$30,894	$26,944
Advances	95,128	89,588
Mortgage loans held for portfolio, net	832	918
Total assets	128,942	122,316
Consolidated obligations, net	120,117	112,930
Total capital stock	4,906	4,883
Retained earnings	1,708	1,657
Accumulated other comprehensive income	130	112
Total capital	6,744	6,652
Capital-to-assets ratio (GAAP)	5.23%	5.44%
Capital-to-assets ratio (Regulatory)	5.15%	5.37%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Results and Performance Ratios	2014	2013	2014	2013
Net interest income	$92	$86	$182	$173
Provision (reversal) for credit losses	2	1	(2)	3
Net impairment losses recognized in earnings	—	—	(1)	—
Letters of credit fees	6	5	13	10
Other income	4	36	21	55
Total noninterest expense	32	31	63	61
Affordable Housing Program assessments	6	9	15	17
Net income	62	86	139	157
Return on average assets	0.19%	0.29%	0.22%	0.26%
Return on average equity	3.81%	5.61%	4.28%	5.13%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q scheduled to be filed on or about August 8, 2014, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

* * * *

About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities.The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $4.8 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements,” which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation legislative and regulatory actions, changes or approvals; future economic and market conditions (including the housing market and the market for mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates and prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

* * *

-- END --